EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

KAISER VENTURES LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Second Amended and Restated Operating Agreement (this “Agreement”), is made as of [—], 2013 (the “Effective Date”) and amends and restates the Amended and Restated Operating Agreement, dated as of October 1, 2001 as previously amended (the “Previous Agreement”), of Kaiser Ventures LLC (the “Company”), a Delaware limited liability company. The terms of this Agreement are as follows:

A. The Company’s Board of Managers (the “Board”) believes it is in the best interest of the Company to liquidate and dissolve the Company and on                     2013, the Members approved a plan of dissolution and liquidation of the Company, a copy of which is attached as Exhibit A (the “Plan”) and further approved the amendment and restatement of the Previous Agreement and the approval of this Agreement to facilitate the liquidation and dissolution of the Company.

B. The Plan provides, amongst other things, that the Board will cause the Company to dispose of all of the assets of the Company, wind up its affairs, pay or adequately provide for the payment of all of its liabilities and distribute to or for the benefit of the Members any of the Company’s remaining assets.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, this Agreement sets forth the operating agreement for the Company under the laws of the State of Delaware.

1.	ORGANIZATIONAL MATTERS

1.1. Definitions. If not otherwise defined herein, capitalized terms used herein are generally defined in Schedule I.

1.2. Formation. Pursuant to the Act, the Company was formed as a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.3. Name. One business day after the Effective Date, the Liquidation Manager will file an amendment to the Company’s Certificate with the Delaware Secretary of State changing the name of the Company from Kaiser Ventures LLC to “CIL&D, LLC.”

1.4. Term. This Agreement shall terminate upon the earliest of: (i) such time as termination is required by the Act; (ii) the distribution of all the Company’s assets and the filing of a Certificate of Cancellation by the Company with the Delaware Secretary of State pursuant to the Plan; or (iii) three (3) years from the Effective Date, subject to such extensions at the option of the Liquidation Manager (as defined in Section 7.1) as may be permitted by applicable law and may be approved by the Member Representative (as defined in Section 6.3).

1.5. Office and Agent. The Company shall continuously maintain an office and registered agent in the State of Delaware, as required by the Act. The principal office of the Company shall be as determined by the Liquidation Manager (the “Principal Office”). The Company also may have such offices, anywhere within and without the State of Delaware, as the Liquidation Manager from time to time may determine. The registered agent shall be as stated in the Certificate or as otherwise determined by the Liquidation Manager.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

1.6. Addresses of the Members; Inspection. The respective names and addresses of and numbers and classes of Units held by the Members shall be maintained by the Company at its Principal Office and shall be open for inspection by the Members to the extent permitted under Section 6.4.

1.7. Purpose of Company. The Company is operating under the Plan and thus the sole purpose of the Company is to dispose of its assets and make provision for its liabilities as required by the Act, to wind up its business and affairs and to dissolve. The Company has no objective to continue or engage in the conduct of an active trade or business, except to the limited and reasonable extent necessary to preserve or protect its assets pending liquidation; to reasonably enhance the value of its assets as part of an anticipated sale or disposition of such assets; to wind up its business and affairs; to discharge, pay or make provision for all of its liabilities; and to distribute its assets in accordance with the Act, the Plan and this Agreement. Solely in furtherance of the foregoing, the Company may, as part of the dissolution process, directly or indirectly engage in iron ore mining and/or in the recycling and processing of mine tailings at the Company’s Eagle Mountain property.

1.8. Approval of Sale of Substantially All of the Assets. The Company and its Members have approved the liquidation and dissolution of the Company pursuant to the Plan, with the expectation that the assets of the Company will be sold or otherwise disposed of in an orderly fashion as the Liquidation Manager deems reasonable. Accordingly, no additional consent of the Members is required for any such sale or disposition, even if such sale or disposition involves substantially all of the assets of the Company.

2.	UNITS

2.1. Units. The Membership Interest of each of the Members in the Company consist of a number of “Units.” The Units consist of Class A Units (the “Class A Units”), Class B Units (the “Class B Units”), Class C Units (the “Class C Units”) and Class D Units (the “Class D Units”).

2.2. Issuance of Units. No additional Units of the Company may be issued after the Effective Date.

3.	CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1. Additional Capital Contributions. No Member shall be entitled to make any additional Capital Contributions.

3.2. Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv). If a Member Transfers all or a part of such Member’s Membership Interest in accordance with this Agreement, such Member’s Capital Account attributable to the Transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(1). Each Capital Account shall consist of a Member’s paid-in Capital Contribution(s) (whether in cash, property, services or otherwise) (a) increased by such Member’s allocated share of Net Profits in accordance with Section 4 hereof, (b) decreased by such Member’s allocated share of Net Losses and distributions in accordance with Sections 4 and 5 hereof, and (c) adjusted as otherwise required in accordance with the Code, Regulations and generally accepted accounting principles (to the extent consistent with the Code and Regulations).

3.3. No Interest. No Member shall be entitled to receive any interest on such Member’s Capital Contributions.

3.4. No Right to Withdraw Capital. No Member shall be entitled to make withdrawals from, or to receive repayment of, its Capital Account except as expressly provided herein. Each Member shall look solely to the assets of the Company, and no Member shall look to any other Member or to the Liquidation Manager for the return of its Capital Contributions or any amount in its Capital Account.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

4.	ALLOCATIONS OF NET PROFITS AND NET LOSSES

4.1. Allocation of Net Profits and Net Losses. Subject to the Regulatory Allocations in Schedule II, Net Profits and Net Losses shall be allocated as follows: During any year in which the Class B Units receive a distribution under Section 5.2.1 hereof, the Class B Units will be allocated an amount of the Net Profits for that year equal to the amount of such distribution, or if the Company does not have Net Profits in that year equal to or greater than the amount of such distribution, the Class B Units shall be allocated items of Gross Income equal to the excess of the distribution over the Net Profits so allocated. After the allocations to the Class B Units, during any year in which the Class C Units and Class D Units receive a distribution under Section 5.2.1 hereof, each Class C Unit and each Class D Unit will be allocated an amount of the Net Profits (or if the Company does not have Net Profits in that year equal to or greater than the amount of such distribution, items of gross income) equal to the amount of such distribution with respect to such Unit, with the character (capital gain, ordinary income, etc.) of the Net Profits or gross income to reflect the portion of each type of income recognized by the Company with respect to that asset(s) after the date thereof, as determined by the Liquidation Manager in good faith. All other items of income, gain, loss, or deduction of the Company will be allocated to the Class A Units according to their Percentage Interests.

4.2. Tax-Book Differences. For tax purposes, items will be allocated to the Members in the same manner as for book purposes, except that: (i) Code Section 704(c) shall apply to the allocation of items of income, gain, deduction, and loss related to contributed property having an adjusted federal income tax basis at the time of contribution that differs from its fair market value; and (ii) Regulations Section 1.704-1(b)(2)(iv)(f)(4) shall apply to the items of income, gain, deduction, and loss related to property with a book value adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(f). In cases where Code Section 704(c) or Regulations Section 1.704-1(b)(2)(iv)(f) applies, the Members’ Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g). In the event that the book value of property is adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), (i) the Members’ Capital Accounts shall also be adjusted as required by Regulations Section 1.704-1(b)(2)(iv)(f)(2) and (ii) thereafter, in applying the allocation provisions of this Agreement for book purposes, the unrealized items reflected in the Capital Account adjustments required by Regulations Section 1.704-1(b)(2)(iv)(f)(2) shall be deemed to have been allocated to the Members pursuant to such allocation provisions.

4.3. Obligations of Members to Report Consistently. The Members agree to be bound by the provisions of this Agreement in reporting their respective shares of Company income and loss for income tax purposes.

4.4. Tax Elections. The Liquidation Manager may, in his sole discretion, cause the Company to make any elections required or permitted to be made by the Company under the Code and not otherwise expressly provided for in this Agreement, including, without limitation, the election referred to in Code Section 754 and corresponding provisions of state law; provided, however, that if the election referred to in Code Section 754 and corresponding provisions of state law is made, the Company shall not be required to make (and shall not be obligated to bear the expenses of making) any accounting adjustment resulting from such election in the information supplied to the Members, or if it provides such adjustments the Membership shall have the right to charge the Members benefiting from such election for the Company’s reasonable expenses in making such adjustments. Each of the Members will, upon request, supply the information necessary to give proper effect to such election.

4.5. Variations in Percentage Interests. If the number of Units are decreased by reason of the repurchase of a Member’s Units, during any Fiscal Year, each item of income, gain, loss, deduction or credit of the Company for such Fiscal Year shall be allocated among the Members by the Liquidation Manager in accordance with any method permitted by Code Section 706(d) and the applicable Regulations in order to take into account the Members’ varying Percentage Interests during the year.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

5.	DISTRIBUTIONS

5.1. Distribution of Assets by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Liquidation Manager may elect in his discretion from time to time to distribute cash or property to the Members, except that no distribution shall be made if, after giving effect to the distribution, the Company would not be able to pay its liabilities.

5.2. Allocations of Distributions. All distributions shall be made in the following order and priority:

5.2.1. Class B Members. Within 45 days after MRC’s receipt of any Purchase Price Payment, the Company shall first distribute an amount per Class B Unit outstanding equal to the product of (a) $1.00 times (b) the Purchase Price Payment then divided by (c) $41,000,000 (the “Class B Distribution”);

5.2.2. Class C Members and Class D Members.

(1)(a) Within 45 days after MRC has been Monetized, an amount equal to (i) 2.5% of any Realized Value from that asset in excess of $27,021,546, plus (ii) an additional 2.5% of any such Realized Value in excess of $32,800,000; and (b) Within 45 days after the Other Assets have been Monetized, an amount equal to (i) 2.5% of any such Realized Value from those assets in excess of $1,639,317, plus (ii) an additional 2.5% of any such Realized Value in excess of $1,989,879.

(2) Within 45 days after each of the MRC and the Other Assets have all been Monetized, an amount equal to (i) 10% of any Aggregate Realized Value in excess of $22,075,465.96, less (ii) any distributions previously made under Section 5.2.2(1).

(3) Any distributions under this Section 5.2.2 will be made to each Class C Unit Member and each Class D Unit Member based on his Class C Equivalent Interest,

the “Class C and Class D Distribution”;

5.2.3. The total amount calculated under Section 5.2.2 shall be adjusted by an amount represented by applying that percentage of increase or decrease that would be allocable to the final total amount that would be distributable to the owners of Class A Units (on a per unit basis based upon the number of Class A Units outstanding as of the calculation of the distribution) as a result of the Company’s repurchase of Class A Units through a tender offer or otherwise as compared to the Company not repurchasing such Class A Units. This Section applies to, among other Company repurchases of Class A Units, the 841,544 Class A Units repurchased as a result of the tender offer completed by the Company in December 2008 and, with regard to the determination of the total number of outstanding Class A Units as of the date of the calculation of the distribution as provided in this Section 5.2.3, the issuance of additional Class A Units and the repurchase of Class A Units shall have been taken into account in making such determination; and

5.2.4. Class A Members Distributions to the Class A Members shall be made in proportion to their Percentage Interests. If a Class B Distribution is triggered under Section 5.2.1 or Class C and Class D Distribution is triggered under Section 5.2.2, then the Company shall make the Class B Distribution and Class C and Class D Distribution before making any distribution to the Class A Members.

5.3. Persons to Receive Distribution. All distributions shall be made to the Persons who, according to the books and records of the Company, are the holders of record of the Units in respect of which such distributions are made on the Effective Date.

5.4. Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. A Member may be compelled to accept a distribution of an asset in kind from the Company to the extent that the percentage of the asset distributed to such Member is equal to a percentage of that asset which is equal to the percentage in which such Member shares in distributions from the Company.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

5.5. Withholding on Distributions. Each Member agrees that the Company may deduct and withhold amounts for tax or other obligations of such Member on any amount distributed or allocated by the Company to such Member if the Company believes in good faith that it is required by law to do so. Each Member shall promptly furnish the Tax Matters Partner with an Internal Revenue Service Form W-8 or W-9, as applicable. All amounts so withheld with respect to such Member shall be treated as amounts distributed to such Person for all purposes under this Agreement. In addition, the affected Member shall reimburse the Company for any such amounts so withheld to the extent not deducted from a distribution.

5.6. Return of Distributions. Except for distributions made in violation of the Act or as expressly set forth in this Agreement or any other written agreement executed by such Person, no Company Person shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

5.7. Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value, such Net Profit or Net Loss shall then be allocated pursuant to Section 4, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Liquidation Manager in his sole but reasonable discretion.

5.8. Order of Payment of Liabilities upon Dissolution. Upon dissolution of the Company, any remaining assets of the Company shall first discharge any liability of the Company in respect of the remuneration of the Liquidation Manager. After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with this Section 5, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs.

5.9. Compliance with Regulations. All payments to the Members upon the winding up and dissolution of the Company shall be strictly in accordance with the positive capital account balance limitation and other requirements of Regulations Section 1.704-1 (b)(2)(ii)(d).

5.10. Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely to the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for such Member’s Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against the Liquidation Manager, or any other Member, except as provided in Section 10.

6.	MEMBERS

6.1. Admission of Additional Members. No additional Members shall be admitted to the Company except where provided for in Section 8.1.

6.2. Meetings of Members. No further meetings of the Members shall be held after the Effective Date.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

6.3. Member Representative.

6.3.1. Each Member hereby initially appoints Terry L. Cook (the “Member Representative”) as his or its true and lawful agent to:

6.3.1.1. give and receive notices and communications (including any consents, approvals, and cooperation) to the extent required by this Agreement and the Plan (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by a Member individually) including, without limitation (a) the removal of the Liquidation Manager for “cause” as that term is defined in the Liquidation Manager Agreement, (b) the appointment of a new Liquidation Manager, (c) the agreement of any modification or amendment to the Liquidation Manager Agreement; (d) the extension of the term of this Agreement at the request of the Liquidation Manager, (e) the exercise of the power of a Majority of the Class A Unit Members to approve any amendment of this Agreement under Section 11.13, (f) the approval of any transaction between the Company and the Liquidation Manager, and (g) the appointment of the Tax Matters Partner.

6.3.1.2. act for and on behalf of the Members to the extent necessary and provided for in the Plan in a timely manner; and

6.3.1.3. take all actions necessary or appropriate in the reasonable, good faith judgment of the Member Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Member.

6.3.2. Terry L. Cook hereby accepts his appointment as the Member Representative under this Agreement. It is acknowledged that the Member Representative (in his capacity as Member Representative) is a separate party to this Agreement for the purposes of this Section 6.3. The Member Representative shall not have any liability to the Company or to the Members in connection with the Plan or this Agreement, except in the event of a breach by the Member Representative of his obligations under this Agreement or under the Plan. The Member Representative has no fiduciary obligation to the Members, the Company or the Liquidating Manager and may make the decisions and take the actions required under this Agreement or the Plan on behalf of the Members based on his reasonable, good faith judgment.

6.3.3. Each Member acknowledges that the Company and the Liquidation Manager are relying and shall rely on the authority of the Member Representative granted under this Agreement.

6.3.4. The person serving as the Member Representative may resign upon not less than ten (10) days’ prior written notice to the Liquidation Manager. In the event of such resignation, or in the event of the death, disability or breach of this Agreement by the person serving as the Member Representative, the Liquidation Manager shall promptly replace the Member Representative by appointing as the successor Member Representative either (as determined by the Liquidating Manager in his sole discretion) (i) a current or former executive officer of the Company who also holds Class A Units on the date of his or her appointment, or (ii) the holder of at least five percent (5%) of the outstanding Class A Units (or his designee if the holder is an entity) on the date of his or her appointment. The resigning Member Representative shall provide his successor with (or with copies of) such of its records as his successor requires to carry out his functions under this Agreement and the Plan. Notice of the appointment of a new Member Representative will be provided to all Members.

6.3.5. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Member Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Members, and shall be final, binding and conclusive upon each Member.

6.3.6. The Member Representative acknowledges and agrees that all information relating to the Company provided to and obtained by him in his capacity as Member Representative shall be held by him in confidence or used by him and disclosed by him only as may reasonably be required in connection with this Agreement and the Plan.

6.3.7. The Member Representative shall be deemed to be a Company Person for purposes of Section 7.2. The individual serving as Member Representative may also serve as an employee or officer of the Company from time to time, if so appointed by the Liquidation Manager.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

6.4 Inspection Rights. A Member which owns of record more than 5% of the issued and outstanding Class A Units of the Company may at any time make written request to the Company for an opportunity to examine the list of Members by specifying in reasonable detail the intended use(s) of the list. Within 30 days of receipt of any such request, the Liquidation Manager shall either (i) determine in good faith whether the request intended purpose is for a reasonable purpose intended to benefit the Company or (ii) request in good faith additional information to assist in such determination. The Liquidation Manager may condition access to the list on reasonable conditions which it finds in good faith are desirable to protect the interests of the Company and its Members. Except as set forth in this Section 6.4, no Member shall have a right to inspect or use the list of Members.

7.	MANAGEMENT AND CONTROL OF THE COMPANY.

7.1. Management of the Company by Liquidation Manager.

7.1.1. The Liquidation Manager. From and after the Effective Date, the Company will be managed by a single manager who shall be at least 18 years of age, but who need not be a Member nor a resident of the State of Delaware (the “Liquidation Manager”). The winding up and dissolution of the Company shall be managed by or under the direction of the Liquidation Manager. The initial Liquidation Manager shall be Richard E. Stoddard. The terms and conditions of the Liquidation Manager’s service to the Company as an independent contractor, including the compensation payable to the Liquidation Manager, will be set forth in a Liquidation Manager Agreement substantially in the form attached hereto as Exhibit B (the “Liquidation Manager Agreement”). Any amendments or modifications to the Liquidation Manager Agreement must be agreed by the Liquidation Manager and the Member Representative. The Liquidation Manager may utilize the title “Liquidation Manager” or “Liquidation Director” in interactions with third parties on behalf of the Company.

7.1.2. Powers of the Liquidation Manager. Subject to limitations of this Agreement and the Act and subject to the duties of the Liquidation Manager as prescribed by this Agreement and the Plan, the Liquidation Manager shall:

7.1.2.1. cause the Company to sell, convey, transfer and deliver or otherwise dispose of any and/or all of the assets of the Company in one or more transactions, without further approval of the Company’s members;

7.1.2.2. not engage in any business activities except to the extent necessary to preserve or enhance the value of its assets, wind up its business and affairs, discharge, to retain and set aside such funds out of the Company’s assets as the Liquidation Manager shall deem necessary or expedient to pay;

7.1.2.3. provide for the payment of (i) unpaid claims, expenses, charges, Liabilities and obligations of the Company; and (ii) the expenses of administering the Company’s assets;

7.1.2.4. determine the nature and amount of the consideration to be received with respect to the sale or other disposition of, or the grant of interest in, the Company’s assets and to determine conclusively from time to time the value of and to revalue the securities and other property of the Company, in accordance with independent appraisals or other information as he deems necessary or appropriate;

7.1.2.5. cause the Company to do and perform any and all acts necessary or appropriate for the conservation and protection of its assets, including acts or things necessary or appropriate to maintain the assets or to exploit the assets pending sale or disposition thereof or distribution thereof to the Members;

7.1.2.6. make appropriate efforts to resolve any contingent or unliquidated claims and outstanding contingent liabilities for which the Liquidation Manager may be responsible, dispose of the Company’s assets, make timely distributions and not unduly prolong the liquidation and dissolution of the Company;

7.1.2.7. cause the Company to institute or defend actions or judgments for declaratory relief or other actions or judgments and to take such other action, in the name of the Company or as otherwise required, as the Liquidation Manager may deem necessary or desirable to enforce any instruments, contracts, agreements, causes of action, or rights relating to or forming a part of the Company’s assets;

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

7.1.2.8. where necessary cancel, terminate, or amend any instruments, contracts, agreements, obligations, or causes of action relating to or forming a part of the Company’s assets, and to execute new instruments, contracts, agreements, obligations or causes of action as required;

7.1.2.9. where necessary authorize transactions between corporations or other entities whose securities, or other interests therein (either in the nature of debt or equity) are held as part of the Company’s assets;

7.1.3. Continued Collection of Company’s Assets. All property that is determined to be a part of the Company’s assets shall continue to be collected by the Liquidation Manager and held, administered and distributed, without obligation to provide for or pay any interest thereon to any Member, except to the extent of such Member’s share of interest actually earned by the Company after payment of the Company’s liabilities and expenses as provided in Section 7.1.2.

7.1.4. Employees, Consultants and Others. At the discretion of the Liquidation Manager, the Company may elect, appoint, engage, retain or employ agents, representatives, employees, independent contractors and other service providers (including without limitation real estate advisors, investment advisors, accountants, transfer agents, attorneys-at-law, managers, appraisers, brokers, or otherwise) in one or more capacities, and may pay reasonable compensation for services in as many capacities as such Person may be so elected, appointed, engaged, retained or employed from time to time as the Liquidation Manager deems reasonably necessary and appropriate to assist the Company (i) in marshalling the assets of the Company and converting the same, in whole or in part, into cash or some other form as may be conveniently distributed to the members and (ii) in supervising or facilitating the dissolution and winding up of the Company.

7.1.5. Transactions with Related Persons. Notwithstanding any other provision of this Agreement, the Company shall not knowingly, directly or indirectly, sell or otherwise transfer all or any part of its assets to, or contract with, (i) the Liquidation Manager (acting in his individual capacity); or (ii) any Person of which the Liquidation Manager is an Affiliate by reason of being a trustee, manager, officer, partner or direct or indirect beneficial owner of 5% or more of the outstanding capital stock, shares or other equity interest of such Persons unless in each such case (a) the Liquidation Manager makes full disclosure of such interest or affiliation to the Member Representative, all of the material terms of such transaction are disclosed to and approved by the Member Representative and the Company receives an opinion of an independent and reputable investment bank that the financial terms of the transaction are fair to the Members; or (b) the Liquidation Manager resigns his role prior to the negotiation of the material terms of the transaction and the Member Representative appoints a new Liquidation Manager who has no interest in the proposed transaction.

7.1.6. Resignation and Vacancies. The Liquidation Manager may resign by written notice to the Company and the Member Representative. A Liquidation Manager’s resignation is effective upon its receipt or a later time set forth in the notice of resignation. The Liquidation Manager may be removed for “cause” (as that term is defined in the Liquidation Manager Agreement) by either the Member Representative or by the Class A Unit Members holding at least five percent (5%) of the Class A Units upon petition to the Delaware Court of Chancery. In the event of the resignation, removal, death or permanent disability of the Liquidation Manager, a successor Liquidation Manager will be appointed by the Member Representative.

7.1.7. Fees and Compensation. The Liquidation Manager shall be entitled to reasonable compensation from the Company payable out of the Company’s assets as set forth in the Liquidation Manager Agreement.

7.2. Officers. The Liquidation Manager may appoint such officers as the Company may require in connection with its dissolution and winding up, each of whom shall hold office for such period, have such authority and perform such duties as the Liquidation Manager may determine from time to time. Any officer may be removed, with or without cause, by the Liquidation Manager. Any officer may resign at any time by giving written notice to the Liquidation Manager. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein. The acceptance of such resignation by the Liquidation Manager shall not be necessary to make it effective.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

7.3. General.

7.3.1. Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no person shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Company Person.

7.3.2. Performance of Duties; Liability of Company Persons. No Company Person shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member if, (i) he or she shall have acted in good faith and in a manner he or she reasonably believed was consistent with the best interests of the Company, and (ii) if the Proceeding is a criminal Proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The Company shall not indemnify any Person if that Person’s action is finally adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest.

7.3.3. No Fiduciary Duty. With the exception of the covenant of good faith and fair dealing implied in this Agreement and duties specifically imposed on a Company Person hereunder, each Member expressly acknowledges and agrees that by approving this Agreement it is specifically intended that no Company Person shall have a fiduciary duty (whether of loyalty or care or any other type) to any Member to the fullest extent permitted by Delaware law.

7.3.4. Devotion of Time. Except as required by any individual contract, no Company Person is obligated to devote all of his or her time or business efforts to the affairs of the Company, but shall devote such time, effort and skill as he or she deems appropriate for the operation of the Company.

7.3.5. Competing Activities. Except as provided by any applicable individual contract and as provided in Section 7.1.5, any Company Person (and their respective officers, managers, shareholders, partners, members, agents and Affiliates) may engage or invest in, independently or with others, any business activity of any type or description, including those that might be the same as or similar to the Company’s former business and that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. Except as provided by any applicable individual contract, no Company Person shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company.

7.3.6. Payments to Company Persons. Except as specified in this Agreement or as provided by a written agreement or otherwise approved by the Liquidation Manager, no Company Person in his or her capacity as such is entitled to remuneration for services rendered or for reimbursement for overhead expenses including, without limitation, rent and general office expenses.

8.	TRANSFER AND ASSIGNMENT OF INTERESTS

8.1. Transfer and Assignment of Interests. No Member shall be entitled to Transfer its interest in Units or to Transfer its right to receive any Distribution, provided that the beneficial ownership of the Member’s interest in the Units may be assignable or transferable by will, intestate succession, operation of law and that the executor or administrator of the estate of a beneficiary may mortgage, pledge, grant a security interest in, hypothecate or otherwise encumber, the beneficial interest held by the estate of such beneficiary if necessary in order to borrow money to pay estate, succession or inheritance taxes or the expenses of administering the estate of the beneficiary, upon written notice to, and written consent of, the Liquidation Manager, which consent may not be unreasonably withheld. From and after the Effective Date, the Company will close its Unit transfer books and discontinue recording transfers of Units.

8.2. Unit Certificates. The Units are currently represented by Unit certificates. From and after the Effective Date, the Company will no longer execute and deliver replacement Unit certificates to Members.

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BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

The filing of the Certificate of Cancellation with the Delaware Secretary of State will result in the automatic cancellation of all of the outstanding Units of the Company (and all certificates representing such Units), without further action on the part of the Company or its Members. Prior to the filing of the Certificate of Cancellation, the Liquidation Manager, in his absolute discretion, may require the Members to: (i) surrender their certificates evidencing their Units to the Company; or (ii) furnish the Company with evidence satisfactory to the Liquidation Manager of the loss, theft or destruction of such certificates, together with such surety bond or other security in indemnity as may be required by and satisfactory to the Liquidation Manager.

8.3. Effect of Non Compliance. Transfers in violation of this Section 8 shall be null and void ab initio, and the Company shall not recognize the transferee, purported transferee or purported beneficial owner of such Units as a direct or indirect holder or owner of such Units in the Company for any purpose.

8.4. Withdrawals, Resignations or Retirements. Except as required by law or except in the event a Member notifies the Liquidation Manager that such Member intends to forfeit all rights to his, her or its Units, no Member may withdraw or resign.

9.	ACCOUNTING, RECORDS, REPORTING BY MEMBERS

9.1. Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded in accordance with the accounting methods followed for federal income tax purposes for income allocation and distribution purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business and such be maintained in accordance with the requirements of applicable law. Each Member shall have rights of inspection as required by applicable law.

9.2. Bank Accounts. The Liquidation Manager shall maintain Company funds in one or more separate bank accounts in the name of the Company, and shall not permit Company funds to be commingled in any fashion with the funds of any other Person.

9.3. Accounting Decisions and Reliance on Others. Decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Liquidation Manager. The Liquidation Manager may rely upon the advice of the Company’s accountants.

9.4. Tax Matters for the Company Handled by the Liquidation Manager and Tax Matters Partner. The Liquidation Manager shall from time to time cause the Company to make such tax elections as the Liquidation Manager deems to be in the best interests of the Company and the Members. The Tax Matters Partner, as defined in Code Section 6231, shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend Company funds for professional services and costs associated therewith. The Tax Matters Partner shall oversee the Company’s tax affairs in the overall best interests of the Company. The Member Representative may designate another Person to be Tax Matters Partner at any time.

10.	INDEMNIFICATION AND INSURANCE

10.1. Indemnification of Indemnified Persons.

10.1.1. General. The Company shall indemnify any Indemnified Person against all Liabilities that he or she has actually and reasonably incurred or paid in connection with a Proceeding described in paragraph 10.2.1, if he or she (i) meets the standard of conduct described in paragraph 10.1.2, and (ii) properly makes application for indemnification as described in paragraph 10.2. The Liquidation Manager may, in its sole discretion, indemnify any other Person, who is not an Indemnified Person, against all Liabilities that such Person has actually and reasonably incurred or paid in connection with a Proceeding on terms determined by the Liquidation Manager at that time, which terms may be less favorable to the indemnitee than those described in the mandatory indemnification provisions below. The Liquidation Manager is authorized to obtain and maintain reserves and insurance as may be necessary to cover the Company’s indemnification obligations.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

10.1.2. Standard of Conduct. The Company shall only indemnify a Person if, in connection with his or her actions which are the subject of the Proceeding, (i) he or she shall have acted in good faith and in a manner he or she reasonably believed was consistent with the best interests of the Company, and (ii) if the Proceeding is a criminal Proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The Company shall not indemnify any Person if that Person’s action is finally adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest.

10.1.3. Burden of Proof. An Indemnified Person shall be conclusively presumed to have met these standards of conduct unless a court of competent jurisdiction finally determines to the contrary. The Company shall bear the burden of proof of establishing by clear and convincing evidence that such Indemnified Person failed to meet the applicable standard of conduct. The termination of any Proceeding, whether by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnified Person did not meet the applicable standard of conduct.

10.1.4. Payment of Expenses. Expenses incurred by an Indemnified Person in connection with a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of his or her written undertaking to repay any advances if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 10.

10.2. Application for Indemnification.

10.2.1. Proceedings Covered. Any Person may apply for indemnification if he or she was or is a party to, or is threatened to be made a party to, or otherwise becomes involved in, any Proceeding (including any Proceeding by or in the right of the Company), in the case of an Indemnified Person, because of his or her status as such, and in the case of any other Person, because he or she is or was an agent of the Company. Except with the consent of the Liquidation Manager or as provided in Section 10.3 with respect to a Proceeding brought to establish or enforce a right to indemnification under this Agreement, the Company will not be required to indemnify any Person, including any Indemnified Person, with respect to a Proceeding or portion of a Proceeding which that Person initiated or brought voluntarily and not by way of defense.

10.2.2. Content of Application. The application for indemnification shall be in writing, shall state the basis for the claim for indemnification, and shall include a copy of any notice or other document served on or otherwise received by the Person making the application. The application shall also contain a statement that the Person making the application has met the applicable standard of conduct described in paragraph 10.1.2 and will comply with the provisions of this Section 10.

10.2.3. Determination of Right to Indemnification. The determination of whether or not to indemnify an Indemnified Person in connection with any Proceeding shall be made by any of the following means:

(i)	by the Liquidation Manager if he is not a party to the Proceeding; or

(ii)	by the Member Representative if he is not a party to the Proceeding; or

(iii)	if neither (i) or (ii) are possible, by independent legal counsel to the Company in a written opinion.

10.3. Enforcement of Indemnification Right. The right of an Indemnified Person to indemnification or an advance of Expenses as provided by this Section 10 shall be enforceable in any court of competent jurisdiction. Any determination by the Liquidation Manager, the Member Representative or the Company’s independent legal counsel that indemnification or an advance is improper in the circumstances, or any failure to make such a determination, shall not be a defense to the action or create a presumption that the relevant standard of conduct has not been met. An Indemnified Person’s Expenses incurred in connection with any Proceeding brought to enforce his or her right to indemnification shall also be indemnified by the

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

Company, regardless of the outcome, unless a court of competent jurisdiction finally determines that each of the material assertions made by such Indemnified Person in the Proceeding was not made in good faith or were frivolous.

10.4. Limitations on Indemnification. No payments pursuant to this Agreement shall be made by the Company if a court of competent jurisdiction finally determines that any indemnification or advance of Expenses hereunder is unlawful.

10.5. Insurance.

10.5.1. General. The Company shall have the power to purchase and maintain insurance or other financial arrangement on behalf of any Person who is or was a Company Person or an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as a Company Person or agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section 10.

10.5.2. Company Right to Reimbursement. If a Person receives payment from any insurance carrier, or from the plaintiff in any action against such Person, with respect to indemnified amounts after payment of such indemnified amounts have been made by the Company pursuant to this Section 10, such Person shall reimburse the Company for the amount by which the sum of (i) the payment by the insurance carrier or plaintiff and (ii) all payments by the Company to such Person, exceeds such indemnified amounts. In making this calculation, any insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy shall not be counted as payments to such Person. In addition, upon payment of indemnified amounts under the terms and conditions of this Agreement, the Company shall be subrogated to such Person’s rights against any insurance carrier with respect to such indemnified amounts (to the extent permitted under such insurance policies). Such right of subrogation shall be terminated upon receipt by the Company of the amount to be reimbursed by such Person pursuant to the second sentence of this Section 10.5.2.

10.6. Other Terms of Indemnification.

10.6.1. Timing of Payments. Any indemnification or advance shall be made promptly, but in any case no later than sixty (60) days after the Company has received a written request for payment from the Indemnified Person seeking indemnification, unless the Company has determined that he or she is not entitled to indemnification hereunder.

10.6.2. Partial Indemnification. If an Indemnified Person is entitled under any provision of this Section 0 to indemnification for a portion of his or her Liabilities, but not for the total amount, the Company shall nevertheless indemnify him or her for the portion of such Liabilities to which he or she is entitled, except that no indemnification shall be given for Expenses in connection with a Proceeding brought by the Company if he or she is found liable on any portion of the claims in such Proceeding.

10.6.3. Indemnity Not Exclusive. The indemnification and advancement of Expenses provided by this Section 10 shall not be exclusive of any other rights to which any Indemnified Person seeking indemnification or advancement of Expenses may be entitled under any agreement, vote of Members, determination of the Liquidation Manager, or otherwise, both as to action in such Indemnified Person’s capacity as such and as to action in another capacity while serving as an Indemnified Person. Any repeal or modification hereof or thereof shall not affect any such rights then existing.

10.6.4. Heirs, Executors and Administrators. The indemnification and advancement of Expenses provided by this Section 10 shall, continue as to an Indemnified Person who is no longer acting in such capacity, and shall inure to the benefit of his or her heirs, executors and administrators, unless otherwise provided when authorized or ratified.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

11.	MISCELLANEOUS

11.1. Complete Agreement. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all prior written or oral agreements, representations, warranties, statements, promises and understandings, and all contemporaneous oral agreements, representations, warranties, statements, promises and understandings, with respect to the subject matter hereof. To the extent that any provision of the Certificate conflicts with any provision of this Agreement, the Certificate shall control.

11.2. Additional Documents. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

11.3. Company Books. The Company shall be entitled to recognize the exclusive right of a Person registered on its books as at the Effective Date as the owner of a Unit for all purposes, including notices, voting, consents, dividends and distributions, and shall not be bound to recognize any other Person’s equitable or other claim to interest in such Unit, regardless of whether it has actual or constructive notice of such claim or interest.

11.4. Delivery of Notices. All written notices to Members, the Member Representative and to the Liquidation Manager shall be given personally or by mail (registered, certified or other first class mail, with postage pre-paid), addressed to such person at the address designated by him or her for that purpose or, if none is designated, at his or her last known address. Written notices to the Liquidation Manager may also be delivered at his or her office on the Company’s premises, if any, or by overnight courier, facsimile, computer transmission or similar form of communication, addressed to the address referred to in the preceding sentence. Notices given pursuant to this Section 11.4 shall be deemed to be given when dispatched, or, if mailed, when deposited in a post office or official depository under the exclusive care and custody of the United States postal service. Notices given by overnight courier shall be deemed “dispatched” at 9:00 a.m. on the day the overnight courier is reasonably requested to deliver the notice. The Company shall have no duty to change the written address of any Liquidation Manager, Member Representative or Member unless the Secretary receives written notice of such address change.

11.5. Waiver of Notice. Whenever notice is required to be given under the Certificate, this Agreement or applicable law, a written waiver, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

11.6. Checks, Drafts, Evidences of Indebtedness. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Company, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by the Liquidation Manager.

11.7. Contracts, How Executed. The Liquidation Manager is authorized to enter into any contract or execute any instrument in the name and on behalf of the Company with the title of either Liquidation Manager or Liquidation Director.

11.8. Representation of Interest in Other Corporations. The Liquidation Manager is authorized to vote, represent, and exercise on behalf of the Company all rights incident to any and all interest in any other corporation or corporations standing in the name of the Company. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

11.9. Parties.

11.9.1. No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third party.

11.9.2. Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

11.10. Disputes.

11.10.1. Governing Law; Jurisdiction. This Agreement has been negotiated and entered into in the State of Delaware, concerns a Delaware business and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of law provisions of Delaware or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement not covered by arbitration will be heard and determined before an appropriate federal or state court located in Los Angeles, California. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

11.10.2. Arbitration as Exclusive Remedy. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Agreement, including its validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) whether based on breach of covenant, breach of an implied covenant or intentional infliction of emotional distress or other tort of contract theories, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles, California by the Judicial Arbitration and Mediation Service. Each party agrees that the arbitration provisions of this Agreement are its exclusive remedy and expressly waives any right to seek redress in another forum. Each party shall bear the fees of the arbitrator appointed by it, and the fees of the neutral arbitrators shall be borne equally by each party during the arbitration, but the fees of all arbitrators shall be borne by the losing party.

11.10.3. Waiver of Jury. WITH RESPECT TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, AS TO WHICH NO MEMBER INVOKES THE RIGHT TO ARBITRATION HEREINABOVE PROVIDED, OR AS TO WHICH LEGAL ACTION NEVERTHELESS OCCURS, EACH MEMBER HEREBY IRREVOCABLY WAIVES ALL RIGHTS IT MAY HAVE TO DEMAND A JURY TRIAL, INCLUDING ITS CONSTITUTIONAL RIGHTS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE MEMBERS AND EACH MEMBER ACKNOWLEDGES THAT NONE OF THE OTHER MEMBERS NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE MEMBERS EACH FURTHER ACKNOWLEDGE THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE MEMBERS EACH FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

11.10.4. Attorneys’ Fees. In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to the attorneys’ fees and court costs incurred by reason of such litigation.

11.11. Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by any other indulgence.

11.12. Rules of Construction.

11.12.1. Headings and References. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or interpret the scope of this Agreement or of any particular Article or Section. Unless otherwise specifically noted, any reference to an Article or Section number refers to the corresponding Article or Section of this Agreement.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

11.12.2. Tense and Case. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases, and the term “including” means “including but not limited to.”

11.12.3. Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

11.12.4. Agreement Negotiated. The parties to this Agreement are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. Only the final executed version of this Agreement may be admitted into evidence or used for any purpose, and drafts of this Agreement shall be disregarded for all purposes.

11.13. Amendments or Alteration. Subject to the provisions of this Agreement, this Agreement may be made, adopted, amended, altered or repealed by vote of the Majority of the Class A Unit Members or, subject to such right of the holders of Units, by the Liquidation Manager; provided, however, that (a) no amendment shall become effective without the written consent of all of the Members if such amendment would amend this Section 11.13; and (b) without the specific written consent of each Member affected thereby, no amendment shall reduce the Capital Account of any Member, any Member’s rights to distributions with respect thereto, any Member’s rights to withdraw from the Company, or increase that Member’s’ obligations, and (c) no amendment shall increase the obligations or decrease the rights of the Class B Members without those Members’ consent. In addition to the requirements for amendment to the Agreement set out in the Agreement, no amendment shall decrease the rights of a Class C Unit Member or a Class D Unit Member with respect to those Units without his consent.

IN WITNESS WHEREOF, this Agreement. has been executed effective as of the date written above.

[SIGNATURES]

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

EXHIBIT A

PLAN OF DISSOLUTION AND LIQUIDATION

(See Plan of Dissolution and Liquidation attached as Exhibit 99.1 to the Company’s Report on Form 8-K dated January 15, 2013, incorporated herein by this reference)

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

EXHIBIT B

FORM OF LIQUIDATION MANAGER AGREEMENT

(See Liquidation Manager Agreement attached as Exhibit 10.1 to the Company’s Report on Form 8-K dated January 15, 2013, incorporated herein by this reference.)

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

SCHEDULE I

DEFINITIONS

When used in this Agreement, the capitalized terms shall have the meanings set forth below or as set forth elsewhere in this Agreement):

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Affiliate” means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, a Member. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” means this Operating Agreement, as originally executed and as amended and/or restated from time to time.

“Capital Account” means with respect to any Member the capital account that the Company establishes and maintains for such Member pursuant to Section 3.

“Capital Contribution” means the total value of cash and fair market value (as determined by the Liquidation Manager) of property (including promissory notes or other obligations to contribute cash or property) or services contributed by Members.

“Capital Interests” means the ratio of each Member’s Capital Account to the total of all Member’s Capital Accounts at any time.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware on July 9, 2001 as amended from time to time.

“Class A Unit Member” means a holder of Class A Units. A Class A Unit Member may also be a Class B Unit Member, a Class C Unit Member or a Class D Unit Member.

“Class A Units” have the meaning set forth in Section 2.1.

“Class B Unit Member” means a holder of Class B Units. A Class B Unit Member may also be a Class A Unit Member.

“Class B Units” have the meaning set forth in Section 2.1.

“Class B Distribution” has the meaning set forth in Section 5.2.1.

“Class C and Class D Distribution” has the meaning set forth in Section 5.2.1.

“Class C Equivalent Interest” means to the sum of the number of Class C Equivalents then held by a Member divided by the number of Class C Equivalents then outstanding. “Class C Equivalents” means (i) in the case of Class C Units, one, and (ii) in the case of Class D Units issued upon conversion of Class A Units, one minus the quotient obtained by dividing (a) the number of months between the date of the issuance that Class D Unit on conversion and the date of the distribution by (b) the sum of 18 plus the number of months between January 1, 2002 and the date of the distribution, and (iii) in the case of the 48 Class D Units originally issued

EXHIBIT 3.2

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under Section 2, one minus the quotient obtained by dividing (a) the number of months between November 30, 2001 and the date of the distribution by (b) the sum of 17 plus the number of months between November 30, 2001 and the date of the distribution.

“Class C Unit Member” means a holder of Class C Units. A Class C Unit Member may also be a Class A Unit Member or a Class D Unit Member.

“Class C Units” have the meaning set forth in Section 2.1.

“Class D Unit Member” means a holder of Class D Units. A Class D Unit Member may also be a Class A Unit Member or a Class C Unit Member.

“Class D Units” have the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law and, to the extent applicable, the Regulations.

“Company” has the meaning given in given in the preamble.

“Company Person” means a Member, the Liquidation Manager, the Member Representative or any former officer or manager of the Company.

“Expenses” includes reasonable attorneys’ fees, disbursements and retainers, court costs, transcript costs, fees of accountants, experts and witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or other participant in a Proceeding.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Indemnified Person” means the Liquidation Manager, the Member Representative, or any former officer, manager or employee of the Company.

“Liabilities” means (i) any Expenses and (ii) any other judgments, fines, penalties, ERISA excise taxes, and amounts paid in settlement of any claim, in connection with any Proceeding.

“Liquidation Manager” means the individual appointed as the Liquidation Manager as appointed from time to time pursuant to Section 7.1.1.

“Majority” means one or more Percentage Interests of Members that, taken together, exceed fifty percent (50%) of the aggregate of all Percentage Interests of Units entitled to act on any matter.

“Member” means each Person who (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Articles of this Agreement or is an assignee who has become a Member in accordance with Section 8 and (b) has not resigned, withdrawn, been expelled or had all of its Units redeemed or Transferred in accordance with this Agreement. The term “Member” includes Class A Unit Members, Class B Unit Members, Class C Unit Members and Class D Unit Members.

“Membership Interest” means a Member’s entire interest in the Company or any portion thereof, including the right to receive information concerning the business and affairs of the Company.

“Member Representative” means the individual appointed as the Member Representative from time to time pursuant to Section 6.3.

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BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

“Monetized” means the conversion (through sale, lease or other methods) of substantially all of the value of an asset into cash or marketable securities, or the right to receive future payments of cash or marketable securities without substantial additional operating risk. If the Liquidation Manager determines to hold an asset on an income producing basis and distribute the cash received therefrom to the Members of the Company from time to time, the Liquidation Manager may declare the asset Monetized.

“MRC” means Mine Reclamation, LLC.

“Net Profits” and “Net Losses” means the income, gain, loss, deductions and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with generally accepted accounting principles employed under the method of accounting at the close of each Fiscal Year of the Company on the Company’s information tax return filed for federal income tax purposes.

“Other Assets” means additional Eagle Mountain property (other than the MRC), the Lake Tamarisk Property, and including miscellaneous related water, land and mineral assets.

“Percentage Interest” means, as of any date and with respect to each Member, that fraction, expressed as a percentage, having as its numerator the number of Class A Units then held by such Member and having as its denominator the number of Class A Units then held by all Members.

“Person” or “person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

“Plan” means the plan of dissolution and liquidation of the Company as approved by the Members on [—], 2013.

“Principal Office” means, at any time, the principal office as determined by the Liquidation Manager.

“Proceeding” means any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative in nature, except a proceeding initiated by a Person pursuant to Section 10.2.

“Realized Value” means the aggregate of all consideration received by the Company with regard to that asset after the date thereof, whether in cash or any property, net of (i) all expenses directly related to that asset, whether operational or transactional (including brokerage and legal costs), but not including any overhead charges, and (ii) taxes on that amount at the rate assumed in the Valuation Analysis provided to the Class C Unit Members and the Class D Unit Members. If the consideration in a Transaction is paid in whole or in part in the form of securities or other assets, the value of such securities or other assets shall be fair market value thereof (based, in the case of securities with an existing public trading market, on the last sales price for such securities on the last trading day prior to the event involved), although the Board may distribute the assets in kind.

“Regulations” means, unless the context clearly indicates otherwise, the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, as it may be amended from time to time.

“Tax Matters Partner” shall be Richard E. Stoddard or his successor as designated pursuant to Section 9.4.

“Transfer” means any sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, by gift, bequest or otherwise of any economic, voting or other interest in a Unit (including right to or in the capital, profits or distributions of the Company). In the case of a hypothecation, the Transfer shall be deemed to occur both at the time of the initial pledge and at any pledgee’s sale or a sale by any secured creditor.

“Unit” has the meaning set forth in Section 2.1.

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

SCHEDULE II

1. Profits and Losses When Capital Accounts Exhausted. In compliance with applicable Regulations, if there are Net Losses at any time when no Member’s Capital Account is positive, then (i) if there is any Member Nonrecourse Debt outstanding, any Member Nonrecourse Deductions shall be specially allocated to the Member(s) who bears the economic risk of loss with respect to that Member Nonrecourse Debt in accordance with Regulations Section 1.704-2(i) and Regulations Section 1.704-1(b), and (ii) all other deductions or losses shall be allocated to the Members in accordance with their Percentage Interests. Following any such allocations, except as otherwise provided in Regulation Section 1 .704-2(i)(4) or 1.704-2(f), respectively, each Member who has a share of any decrease in Member Minimum Gain (determined in accordance with Regulations Section 1.704-2(i)(5)) or in Company Minimum Gain (determined in accordance with Regulations Section 1.704-2(g)(2)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of such net decrease. Allocations pursuant to the previous sentence shall be made in proportion to the amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with (a) Regulations Section 1.704-2(i)(4) and 1.704-(j)(2) or (b) Regulations 1 .704-2(f)(6) and 1 .704-(j)(2) as applicable. This provision is intended to comply with the minimum gain chargeback requirements contained in the Regulations and shall be interpreted consistently therewith.

2. No Adjusted Capital Account Deficit. Regardless of the other provisions of this Agreement, no Member will be allocated any Net Losses to the extent it would create or increase a deficit in that Member’s Adjusted Capital Account at the end of any Fiscal Year. Any Net Losses not allocated because of the preceding sentence shall be allocated as if the Member(s) affected were not Member(s). If, notwithstanding the prior sentence, any Member’s Adjusted Capital Account would be negative following a tentative allocation of Net Losses and Net Profits under the other provisions of this Agreement, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate that deficit.

3. Curative Allocations. The allocations set forth in this Schedule II (the “Regulatory Allocations”) are intended to comply with the Regulations. To the extent possible, the Members wish that the actual allocations made reflect what would have happened without the effect of these Regulatory Allocations. Therefore, except as prohibited by the Regulations, the Liquidation Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, a Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this section, the Liquidation Manager shall take into account any future Regulatory Allocations that, although not yet made, are likely to offset previous Regulatory Allocations.

4. Definitions.

“Adjusted Capital Account” means, with respect to any Member, an amount equal to such Member’s Capital Account plus (a) any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); plus (b) any Member Nonrecourse Deductions or any Nonrecourse Deductions; and minus (c) the items described in Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), and 1.704-1 (b)(2)(ii)(d)(6). This definition of Adjusted Capital Account is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Company Minimum Gain” has the meaning ascribed to the term “Partnership Minimum Gain” in Regulations Section 1.704-2(d).

EXHIBIT 3.2

BOARD APPROVED – SUBJECT TO MEMBER APPROVAL

“Member Nonrecourse Debt” has the meaning ascribed to the term “Partner Nonrecourse Debt” in Regulations Section 1.704-2(b)(4).

“Member Minimum Gain” means an amount determined in accordance with Regulations Section 1.704-2(i)(3) with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability (as defined in Regulations Section 1.704-2(b)(3)).

“Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Company Nonrecourse Debt or to other liability owed to a Member for which no other Member bears the economic risk of loss.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and shall also include items of Company loss or deduction referable to such Member’s share (determined in accordance with the Member’s Percentage Interest) of outstanding recourse liabilities owed by the Company to non-Members for which no Member bears any economic risk of loss.